EXHIBIT 10.1
EXECUTION COPY
CREDIT AND SECURITY AGREEMENT
among
HAWK CORPORATION
FRICTION PRODUCTS CO.
LOGAN METAL STAMPINGS, INC.
S.K. WELLMAN CORP.
S.K. WELLMAN HOLDINGS, INC.
WELLMAN PRODUCTS GROUP, INC.
and
WELLMAN PRODUCTS, LLC
as Borrowers
and
KEYBANK NATIONAL ASSOCIATION
as Lender

dated as of
June 12, 2009

i

TABLE OF CONTENTS

Page

Exhibit A Form of Revolving Credit Note
Exhibit B Form of Borrowing Base Certificate
Exhibit C Form of Notice of Loan
Exhibit D Form of Compliance Certificate

Schedule 1 Guarantors of Payment
Schedule 2 Pledged Securities
Schedule 3 Life Insurance Policies
Schedule 5.8 Indebtedness
Schedule 5.9 Liens
Schedule 5.11 Permitted Loans and Investments
Schedule 5.17 Affiliate Transactions
Schedule 6.1 Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4 Litigation and Administrative Proceedings
Schedule 6.5 Real Estate Owned by the Companies
Schedule 6.9 Locations
Schedule 6.11 Employee Benefits Plans
Schedule 6.16 Material Agreements
Schedule 6.17 Intellectual Property
Schedule 6.18 Insurance
Schedule 6.19 Deposit Accounts

This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 12th day of June, 2009 among:
(a) HAWK CORPORATION, a Delaware corporation (“Hawk”);
(b) FRICTION PRODUCTS CO., an Ohio corporation (“Friction Products”);
(c) LOGAN METAL STAMPINGS, INC., an Ohio corporation (“Logan Metal”);
(d) S.K. WELLMAN CORP., a Delaware corporation (“S.K. Corp.”);
(e) S.K. WELLMAN HOLDINGS, INC., a Delaware corporation (“S.K. Holdings”);
(f) WELLMAN PRODUCTS GROUP, INC., an Ohio corporation (“Wellman Group”);
(g) WELLMAN PRODUCTS, LLC, an Ohio limited liability company (“Wellman LLC” and, together with Hawk, Friction Products, Logan Metal, S.K. Corp., S.K. Holdings and Wellman Group, collectively, “Borrowers” and, individually, each a “Borrower”); and
(h) KEYBANK NATIONAL ASSOCIATION, a national banking association (“Lender”).
WITNESSETH:
WHEREAS, Borrowers and Lender desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I. DEFINITIONS
Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Account” means an account, as defined in the U.C.C.
“Account Debtor” means any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.
“Administrative Borrower” means Hawk.
“Advance Record” means that term as defined in Section 2.13(a) hereof.
“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means that term as defined in the first paragraph hereof.
“Appraised Inventory NOLV Percentage” means the percentage determined in the most recent Inventory Appraisal (if any) by dividing the net orderly liquidation value of the Eligible Inventory of Borrowers by the cost of such Eligible Inventory.
“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Lender) to handle certain administrative matters in connection with this Agreement.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.
“Base Rate” means a rate per annum equal to the highest of (a) the Prime Rate, and (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.
“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Derived Base Rate.
“Borrower” means that term as defined in the first paragraph hereof.
“Borrowers” means that term as defined in the first paragraph hereof.
“Borrowing Base” means an amount equal to the sum of the following:

(a) up to eighty-five percent (85%) of the aggregate amount due and owing on Eligible Accounts Receivable of each Borrower; plus
(b) the lesser of:
(i) the lesser of:
(A) the sum of (and provided that Eligible In-Transit Inventory shall not exceed Five Hundred Thousand Dollars ($500,000)):
(1) up to sixty percent (60%) of the aggregate of the cost or market value (whichever is lower), as determined on a first-in first-out basis in accordance with GAAP, of Eligible Inventory of each Borrower consisting of raw materials and finished goods; plus
(2) the lesser of (y) up to twenty-five percent (25%) of the aggregate of the cost or market value (whichever is lower), as determined on a first-in first-out basis in accordance with GAAP, of Eligible Inventory of each Borrower consisting of work in process goods, or (z) Three Million Dollars ($3,000,000); or
(B) an amount equal to (1) the cost or market value (whichever is lower), as determined on a first-in first-out basis in accordance with GAAP, of Eligible Inventory, multiplied by (2) up to eighty-five percent (85%) of the Appraised Inventory NOLV Percentage; or
(ii) Fifteen Million Dollars ($15,000,000); minus
(c) Reserves, if any;
provided that, anything herein to the contrary notwithstanding, Lender shall at all times have the right to modify or reduce such percentages from time to time, in its sole discretion.
“Borrowing Base Certificate” means a Borrowing Base Certificate, in the form of the attached Exhibit B.
“Business Day” means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.
“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company (to any Person that is not a Company), for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by one or more Borrowers with Lender, without liability by Lender to pay interest thereon, from which account Lender shall have the exclusive right to withdraw funds until all of the Obligations are paid in full.
“Cash Dominion Event” means the first date after the Closing Date that the Revolving Credit Availability is less than the Minimum Threshold Amount for a period of two (2) consecutive Business Days.
“Cash Security” means all cash, instruments, Deposit Accounts and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which one or more Borrowers presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Lender.
“Change in Control” means:
(a) the acquisition, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect) of shares representing more than twenty-five percent (25%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Hawk other than (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Hawk or any entity directly or indirectly controlled by Hawk, or (ii) any such acquisition by the Current Holder Group;
(b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of any Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of such Borrower nor (ii) appointed by directors so nominated;
(c) if Hawk shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of each other Borrower; or
(d) any “change of control” or “mandatory repurchase” event based on change of control or similar provision in any document entered into by a Borrower in connection with the Senior Note Documents becomes operative, effective or triggered.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
“Collateral” means all of each Borrower’s existing and future (a) personal property (excluding all Equipment and Fixtures now or hereafter owned or leased by a Borrower); (b) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, commercial tort claims, General Intangibles and Inventory; (c) funds now or hereafter on deposit in the Cash Collateral Account, if any; (d) Cash Security; and (e) Proceeds of any of the foregoing; provided, however, that Collateral shall not include Proceeds of the Life Insurance Policies with respect to Norman C. Harbert and Ronald E. Weinberg to the extent such proceeds are payable to Norman C. Harbert, Ronald E. Weinberg or their respective estates or beneficiaries.
“Collection” means any payment made from an Account Debtor to one or more Borrowers including, but not limited to, cash, checks, drafts and any other form of payment.
“Commitment” means the obligation hereunder of Lender, during the Commitment Period, to make Loans and to issue Letters of Credit, pursuant to the Revolving Credit Commitment.
“Commitment Period” means the period from the Closing Date to June 11, 2012, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.
“Companies” means all Borrowers and all Subsidiaries of all Borrowers.
“Company” means a Borrower or a Subsidiary of a Borrower.
“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.
“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Lender not permitted by this Agreement, (b) was available to Lender on a nonconfidential basis prior to its disclosure to Lender, or (c) becomes available to Lender on a nonconfidential basis from a Person other than a Company that is not, to the best knowledge of Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to Lender.

“Consolidated” means the resultant consolidation of the financial statements of Hawk and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.
“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of Hawk, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Hawk for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) amortization or write-off of deferred financing costs, (v) non-cash losses in respect of unrealized foreign exchange obligations, (vi) extraordinary and other non-recurring non-cash losses and charges, and (vii) non-cash losses in respect of the write-off of Equipment; minus (b) to the extent included in Consolidated Net Earnings for such period, without duplication, the aggregate amounts of (A) non-recurring gains not incurred in the ordinary course of business, (B) non-cash gains in respect of unrealized foreign exchange obligations, and (C) extraordinary and other non-recurring non-cash gains.
“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, the aggregate, without duplication, of (a) Consolidated Interest Expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any), and (b) principal payments on Consolidated Funded Indebtedness, including but not limited to bond repurchases and payments on Capitalized Lease Obligations, and excluding (i) optional prepayments of the Revolving Loans, and (ii) bond repurchases that were made at a time when, immediately prior to and after giving effect thereto, the Revolving Credit Availability was greater than the Minimum Threshold Amount.
“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Hawk, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Hawk (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Hawk, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, the interest expense of Hawk for such period, less the interest income of Hawk received in cash or accrued during such period.
“Consolidated Net Earnings” means, for any period, the net income (loss) of Hawk for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Unfunded Capital Expenditures” means, for any period, Consolidated Capital Expenditures that are not financed by the Companies with proceeds of Indebtedness (other than Revolving Loans), as determined on a Consolidated basis and in accordance with GAAP.
“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.
“Control Agreement” means each Control Agreement among a Credit Party, Lender and a depository institution, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
“Controlled Disbursement Account” means a commercial Deposit Account designated “controlled disbursement account” and maintained by a Company with Lender, without liability by Lender to pay interest thereon.
“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).
“Credit Event” means the making of a Loan, the conversion of a Base Rate Loan to a Eurodollar Loan, the continuation of a Eurodollar Loan after the end of the applicable Interest Period, or the issuance (or amendment or renewal) by Lender of a Letter of Credit.
“Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment. As of the Closing Date, there are no Guarantors of Payment.
“Current Holder Group” means Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz and any member of their immediate families, and any trust established for the benefit of any of the foregoing and their lineal descendants.
“Customs Broker” means a Person designated to perform inbound customs clearance for a Borrower.
“Customs Broker Agency Agreement” means a customs broker agency agreement, in form and substance reasonably satisfactory to Lender, entered into among Lender, a Borrower and a Customs Broker.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by Lender in writing.
“Default Rate” means (a) with respect to any Loan or other Obligation, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.
“Deposit Account” means (a) a deposit account, as defined in the U.C.C., (b) any other deposit account, and (c) any demand, time, savings, checking, passbook or similar account maintained with a bank, savings and loan association, credit union or similar organization.
“Derived Base Rate” means a rate per annum equal to one hundred seventy-five (175.00) basis points in excess of the Base Rate from time to time in effect.
“Derived Eurodollar Rate” means a rate per annum equal to three hundred fifty (350.00) basis points in excess of the Eurodollar Rate from time to time in effect.
“Disposition” means the lease, transfer or other disposition of assets (whether in one or more than one transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company pursuant to Section 5.12(c) hereof or in the ordinary course of business.
“Dollar” or the $ sign means lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Dormant Subsidiary” means a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Fifty Thousand Dollars ($50,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Fifty Thousand Dollars ($50,000).
“Early Termination Event” means that term as defined in Section 2.8(d) hereof.
“Eligible Account Receivable” means an Account that is an account receivable (i.e., each specific invoice) of a Borrower that, at all times until it is collected in full, continuously meets the following requirements:
(a) is not subject to any claim for credit, allowance or adjustment by the Account Debtor or any defense, dispute, set-off, chargeback or counterclaim;
(b) arose in the ordinary course of business of such Borrower from the performance (fully completed) of services or bona fide sale of goods that have been shipped to the Account Debtor, and (i) not more than ninety (90) days have elapsed since the invoice date, or (ii) not more than sixty (60) days have elapsed since the date payment was due (provided that Lender may from time to time, in it reasonable discretion, elect to treat certain Accounts that are the subject of normal seasonal dating terms programs as Eligible Accounts Receivable);

(c) is not owing from an Account Debtor with respect to which such Borrower has received any notice of insolvency, bankruptcy or financial impairment, or that has suspended normal business operations, dissolved, liquidated or terminated its existence;
(d) is not subject to an assignment, pledge, claim, mortgage, lien or security interest of any type except that granted to or in favor of Lender;
(e) does not relate to any goods repossessed, lost, damaged, rejected or returned, or acceptance of which has been revoked or refused;
(f) is not evidenced by a promissory note or any other instrument or by chattel paper;
(g) has not been determined by Lender to be unsatisfactory in any respect in the exercise of its reasonable credit judgment;
(h) is not a Government Account Receivable, other than Government Accounts Receivable in an aggregate amount not to exceed One Million Dollars ($1,000,000);
(i) is not owing from another Borrower, an Affiliate, a shareholder or an employee of such Borrower;
(j) is not a Foreign Account Receivable, other than a Foreign Account Receivable payable by an Account Debtor organized in Canada and (i) in which Lender has a first perfected security interest satisfactory to Lender, (ii) such Foreign Account Receivable is backed by a letter of credit on terms reasonably satisfactory to Lender, or (iii) such Foreign Account Receivable is insured by the Export Import Bank of the United States and sold to Lender pursuant to a factoring arrangement, the terms of which are in form and substance satisfactory to Lender (provided that no more than ninety-five percent (95%) of such Foreign Accounts Receivable shall qualify as Eligible Accounts);
(k) is not owing from an Account Debtor that has failed to pay more than twenty-five percent (25%) of its currently outstanding accounts receivable within both (i) ninety (90) days of the invoice date, and (ii) sixty (60) days of the date payment was due;
(l) with respect to an Account Debtor that, together with its affiliates, owes one or more Borrowers more than twenty-five percent (25%) of all accounts receivable of Borrowers, is not the portion of the Accounts that represents the excess of twenty-five percent (25%) of such accounts receivable;

(m) is an Account in which Lender has a valid and enforceable first security interest;
(n) has arisen in connection with sales of goods that were not shipped or delivered to an Account Debtor on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;
(o) is not subject to any provision prohibiting assignment or requiring notice of or consent to such assignment;
(p) is not owing from an Account Debtor located in a state that requires that such Borrower, in order to sue any Person in such state’s courts, to either (i) qualify to do business in such state or (ii) file a report with the taxation division of such state for the then current year, unless, in each case, such Borrower has fulfilled such requirements to the extent applicable for the then current year;
(q) is not an Account with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Loan Documents are not or have ceased to be complete and correct in all material respects, or have been breached;
(r) is not an Account that represents a progress billing or an account that has had the time for payment extended by such Borrower without the consent of Lender (for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrower’s completion of any further performance under the contract or agreement);
(s) is not owing by any state or any department, agency, or instrumentality thereof unless such Borrower has complied with any applicable statutory or regulatory requirements thereof in respect of Lender’s security interest therein as granted hereunder;
(t) is not owing from an Account Debtor that is also a supplier to or creditor of any Borrower to the extent of the amount owing to such supplier or creditor; and
(u) does not represent a manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Borrower to discounts on future purchases therefrom.
“Eligible In-Transit Inventory” means any Inventory that is in-transit to a Borrower:
(a) for which title has passed to such Borrower;
(b) that is insured for the full value of such Inventory;

(c) for which Lender, has a first priority perfected security interest (other than with respect to any Lien of a Custom Broker permitted pursuant to Section 5.9 hereof);
(d) that is covered by a “through” bill of lading;
(e) for which:
(i) with respect to Inventory covered by a negotiable bill of lading, a bill of lading for such inventory (A) is issued to the order of such Borrower, and (B) (1) is in Lender’s possession (or in the possession of a Customs Broker acting as agent for Lender, pursuant to the terms of a Customs Broker Agency Agreement), or (2) has been duly negotiated to Lender; and
(ii) with respect to Inventory covered by a non-negotiable bill of lading, (A) a bill of lading for such Inventory has not been issued in the name of any Person other than such Borrower or Lender, and (B) no bailee of such Inventory has received notification of any Lien of any other Person with respect to such Inventory (except for any Lien in favor of Lender); and
(f) meets all of the requirements for Eligible Inventory other than subparts (a), (b) (c) and (i) of the Eligible Inventory definition.
“Eligible Inventory” means all Inventory of a Borrower in which Lender has a valid and enforceable first security interest, except Inventory that:
(a) is located outside of the United States;
(b) is in the possession of a bailee, consignee or other third party in possession of Inventory of a Borrower, unless (i) reserves, satisfactory to Lender, have been established with respect thereto; or (ii) (A) with respect to a consignee, processor or bailee, an acknowledged consignment letter, processor’s waiver or bailee’s waiver, as the case may be, has been received by Lender, (B) such third party is listed on Schedule 6.9 hereto, as amended from time to time, or Lender has received prior written notice of such third party location, (C) if required by Lender, proper notice has been given to all secured parties of such third party that have filed U.C.C. Financing Statements claiming a security interest in such third party’s inventory, and (D) with respect to a consignee or processor, the Companies have filed appropriate U.C.C. Financing Statements to protect such Credit Party’s interest therein, in form and substance satisfactory to Lender;
(c) is located on facilities leased by such Borrower, unless an acknowledged Landlord’s Waiver has been received by Lender, or reserves, satisfactory to Lender, have been established with respect thereto;
(d) consists of (i) damaged, defective, unmerchantable, spoiled or unsalable items, or (ii) slow-moving Inventory (provided that, with respect to slow-moving Inventory, Lender and Borrowers shall rely on the reserve amount established by Borrowers based on Borrowers’ reserve policies as applied on a consistent basis, and verified by Lender’s field examinations;

(e) consists of (i) goods not held for sale, such as labels, maintenance items, supplies and packaging, or held for return to vendors, or (ii) Inventory used in connection with research and development;
(f) is held for return to vendors;
(g) is subject to a Lien in favor of any Person other than Lender;
(h) is in-transit Inventory (other than Eligible In-Transit Inventory); or
(i) is determined by Lender to be unsatisfactory in any respect, in the exercise of its reasonable credit judgment.
“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.
“Equipment” means all equipment, as defined in the U.C.C.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.
“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based upon the Derived Eurodollar Rate.
“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the greater of (a) the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (i) the rate of interest, determined by Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Lender (or an affiliate of Lender, in Lender’s discretion) by prime banks in any Eurodollar market reasonably selected by Lender, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (ii) 1.00 minus the Reserve Percentage, and (b) one and one-half percent (1.50%).
“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Excluded Taxes” means, in the case of Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or in which its principal office is located.
“FCC Testing Event” means any date that (a) the aggregate principal amount of Revolving Loans outstanding is greater than Zero Dollars ($0), and (b) the Revolving Credit Availability is less than the Minimum Threshold Amount.
“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date; provided that, (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Effective Rate for such Business Day shall be the average of quotations for such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by Lender.
“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, vice-president — finance or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Administrative Borrower.
“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Hawk, on a Consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated EBITDA, minus (ii) Consolidated Unfunded Capital Expenditures, minus (iii) Consolidated Income Tax Expense paid in cash, minus (iv) Capital Distributions (other than Capital Distributions that were made at a time when, immediately prior to and after giving effect thereto, the Revolving Credit Availability was greater than the Minimum Threshold Amount); to (b) Consolidated Fixed Charges.
“Fixtures” means all fixtures, as defined in the U.C.C.
“Foreign Account Receivable” means an Account that arises out of contracts with or orders from an Account Debtor that is not a resident of the United States.
“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.
“Foreign Trade Balance” means, as of any date, the amount of trade accounts payable by a Foreign Subsidiary to a Credit Party in existence on such date.

“GAAP” means generally accepted accounting principles in the United States as then in effect (applied on a consistent basis), which shall include the official interpretations thereof by the Financial Accounting Standards Board (applied on a consistent basis).
“General Intangibles” means all (a) general intangibles, as defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.
“Government Account Receivable” means an Account that arises out of contracts with or orders from the United States or any of its departments, agencies or instrumentalities.
“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.
“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 1 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Lender subsequent to the Closing Date.
“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.
“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.
“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement, executed and delivered by a Borrower or a Guarantor of Payment in favor of Lender, dated as of the Closing Date, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to Lender a security interest in all intellectual property owned by such Borrower or Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.
“Interest Adjustment Date” means the last day of each Interest Period.
“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Administrative Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that if Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.
“Inventory” means all inventory, as defined in the U.C.C.
“Inventory Appraisal” means an appraisal of the Inventory of Borrowers, completed on behalf of, acceptable to, and prepared by an appraiser engaged by, Lender.
“Inventory Appraisal Date” means the date that Lender shall have accepted an Inventory Appraisal.

“Investment Property” means all investment property, as defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.
“Key Deposit Account” means a non-interest bearing commercial Deposit Account of Hawk with Lender designated as the Key Deposit Account as agreed to by Hawk and Lender.
“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to Lender, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
“Lender” means that term as defined in the first paragraph hereof.
“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by Lender for the account of a Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) ten (10) days prior to the last day of the Commitment Period.
“Letter of Credit Commitment” means Two Million Dollars ($2,000,000).
“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.
“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.
“Life Insurance Policy” means the life insurance policies owned by a Company, as more specifically set forth on Schedule 3 hereto.
“Loan” means a Revolving Loan granted to Borrowers in accordance with Section 2.2(a) hereof.
“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, and each Security Document, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.
“Lockbox” means the post office box rented by and in the name of one or more Borrowers in accordance with Section 7.2(a) hereof.

“Master Agreement” means that Master Agreement entered into between Borrowers and Lender in connection with the cash management services undertaken by Lender on behalf of Borrowers.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of Administrative Borrower, (b) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Companies taken as a whole, (c) the rights and remedies of Lender under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Five Hundred Thousand Dollars ($500,000).
“Maximum Rate” means that term as defined in Section 2.3(c) hereof.
“Minimum Threshold Amount” means an amount equal to (a) from the Closing Date through the Inventory Appraisal Date, Fifteen Million Dollars ($15,000,000), and (b) after the Inventory Appraisal Date, Ten Million Dollars ($10,000,000).
“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.
“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
“Non-Credit Party Exposure” means the aggregate amount, incurred on or after the Closing Date, of loans by a Credit Party to, investments by a Credit Party in, guaranties by a Credit Party of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary.
“Note” means the Revolving Credit Note, or any other promissory note delivered pursuant to this Agreement.
“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to Lender (or an affiliate of Lender) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit; (b) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all obligations and liabilities of any Borrower now existing or hereafter incurred under, arising out of, or in connection with any Hedge Agreement with Lender (or an affiliate of Lender); (e) every other liability, now or hereafter owing to Lender or any affiliate of Lender by any Company, and includes, without limitation, every liability, whether owing by only one Borrower or by a Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender (or such affiliate) or acquired by Lender (or such affiliate) by purchase, pledge or otherwise and whether participated to or from Lender (or such affiliate) in whole or in part; and (f) all Related Expenses.
“Operating Account” means a commercial Deposit Account designated “operating account” or “main concentration account” and maintained by a Borrower with Lender, without liability of Lender to pay interest thereon, from which account such Borrower shall have the right to withdraw funds until Lender terminates such right after the occurrence of a Default or an Event of Default.
“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.
“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, Articles (Certificate) of Organization, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.
“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
“Permitted Foreign Subsidiary Loans and Investments” means:
(a) the investments by Hawk or a Domestic Subsidiary in a Foreign Subsidiary, existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b) the loans by Hawk or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto (and any extension, renewal or refinancing thereof, but only to the extent that the principal amount thereof does not increase after the Closing Date);
(c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of a Company;
(d) for the period from the Closing Date until the first date there is any Revolving Loan outstanding, any Non-Credit Party Exposure incurred for the purpose of making an Acquisition permitted pursuant to Section 5.13 hereof (and any extension, renewal or refinancing thereof, but only to the extent that the principal amount thereof does not increase after the date any such Non-Credit Party Exposure is initially incurred); or
(e) on and after the first date there is any Revolving Loan outstanding, any Non-Credit Party Exposure not otherwise permitted under this definition, incurred on and after such date, up to the aggregate amount for all such Non-Credit Party Exposure, when aggregated with Indebtedness permitted to be incurred pursuant to Section 5.8(g) hereof, not to exceed Ten Million Dollars ($10,000,000) at any time outstanding; provided that all net increases in Foreign Trade Balances by a Credit Party with a Foreign Subsidiary in excess of the amount of such Foreign Trade Balance as of the Closing Date shall constitute investments for purposes of this subpart (d).
“Permitted Investment” means an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as (a) the Company making the investment is a Credit Party; and (b) the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount of One Hundred Thousand Dollars ($100,000).
“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.
“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered to Lender by a Borrower or Guarantor of Payment, as applicable, with respect to the Pledged Securities, on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.
“Pledged Securities” means all of the shares of capital stock or other equity interest of a Borrower or a Subsidiary of a Borrower, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall only include up to sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of any first-tier Foreign Subsidiary and shall not include any Foreign Subsidiary other than a first-tier Foreign Subsidiary. Schedule 2 hereto lists, as of the Closing Date, all of the Pledged Securities.

“Prime Rate” means the interest rate established from time to time by Lender as Lender’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
“Proceeds” means (a) proceeds, as defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of Lender to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.
“Regularly Scheduled Payment Date” means the first day of each calendar month.
“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, reasonable legal expenses, judgments, suits and disbursements) (a) incurred by, imposed upon or asserted against, Lender in any attempt by Lender to (i) enforce this Agreement or any other Loan Document or obtain, preserve, perfect or enforce any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.
“Related Writing” means each Loan Document, each Borrowing Base Certificate and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Lender pursuant to or otherwise in connection with this Agreement.
“Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.
“Reserve” or “Reserves” means any amount that Lender reserves, without duplication, pursuant to Section 2.12 hereof, against the Borrowing Base.

“Reserve Percentage” means for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness or any of the Senior Notes, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or Affiliate.
“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.
“Revolving Credit Commitment” means the obligation hereunder of Lender, during the Commitment Period, to make Revolving Loans and to issue Letters of Credit, up to an aggregate principal amount outstanding at any time equal to the lesser of (a) the Borrowing Base, or (b) the Total Commitment Amount.
“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.
“Revolving Credit Note” means the Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4 hereof.
“Revolving Loan” means a Loan made to Borrowers by Lender in accordance with Section 2.2(a) hereof.
“Security Account” means a commercial Deposit Account maintained with Lender, without liability by Lender to pay interest thereon, as described in Section 7.2(e) hereof.
“Security Agreement” means each Security Agreement executed and delivered to Lender by a Guarantor of Payment, dated as of the Closing Date, and any other Security Agreement executed after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
“Security Documents” means each Security Agreement, each Pledge Agreement, each Intellectual Property Security Agreement, each Landlord’s Waiver, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company to Lender, as security for the Obligations, or any part thereof, and each other agreement executed or provided to Lender in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Senior Notes” means the eight and three-fourths percent (8 3/4%) Senior Notes due 2014 of Hawk issued pursuant to the Senior Note Indenture, including, but not limited to any Exchange Notes, as defined in the Senior Note Indenture, issued thereunder.
“Senior Note Documents” means each Senior Note, the Senior Note Indenture, and each other instrument and agreement executed in connection therewith.
“Senior Note Indenture” means that certain Indenture, dated as of November 1, 2004, among Hawk, as Issuer, the Guarantors named therein, as Guarantors, and HSBC Bank USA, National Association, as Trustee as the same may be further amended, supplemented, replaced or otherwise modified from time to time.
“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.
“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Lender) in favor of the prior payment in full of the Obligations.
“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of Hawk.
“Subsidiary Borrower” means a Borrower other than Hawk.
“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” means Thirty Million Dollars ($30,000,000), as such amount may be reduced pursuant to Section 2.8(f) hereof.
“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.
“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.
“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).
Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.
Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.
Section 1.4. Confirmation of Recitals. Borrowers and Lender hereby confirm the statements set forth in the recitals of this Agreement.
ARTICLE II. AMOUNT AND TERMS OF CREDIT
Section 2.1. Amount and Nature of Credit. Subject to the terms and conditions of this Agreement, Lender shall make Loans to Borrowers, and issue Letters of Credit at the request of Borrowers, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided that in no event shall the Revolving Credit Exposure be in excess of the Revolving Credit Commitment. The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit.
(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, Lender shall make a Revolving Loan or Revolving Loans to Borrowers in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure. Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, or Eurodollar Loans. Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.
(b) Letters of Credit.
(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, Lender shall issue such Letters of Credit for the account of a Borrower, as Administrative Borrower may from time to time request. Administrative Borrower shall not request any Letter of Credit (and Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment.
(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Lender by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to Lender and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the appropriate Borrower shall execute and deliver to Lender an appropriate application and agreement, being in the standard form of Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Lender.
(iii) Commercial Documentary Letters of Credit. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, Borrowers agree to pay to Lender issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Lender under its fee schedule as in effect from time to time.
(iv) Standby Letters of Credit. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, Borrowers agree to (A) pay to Lender a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on the last day of each March, June, September and December, at a rate per annum equal to three hundred fifty (350.00) basis points, multiplied by the face amount of such Letter of Credit; and (B) pay to Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, unless the amount drawn is reimbursed by Borrowers within one Business Day of the date of the drawing of such Letter of Credit, the amount outstanding thereunder shall be deemed to be a Revolving Loan to Borrowers, subject to the provisions of Sections 2.2(a) and 2.5 hereof, and shall be evidenced by the Revolving Credit Note. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder. Lender is hereby authorized to record on its records relating to the Revolving Credit Note the amounts paid and not reimbursed on the Letters of Credit.
Section 2.3. Interest.
(a) Revolving Loans.
(i) Base Rate Loan. Borrowers shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing July 1, 2009, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
(ii) Eurodollar Loans. Borrowers shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).
(b) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(c) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Administrative Borrower for distribution to Borrowers, as appropriate. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
Section 2.4. Evidence of Indebtedness. The obligation of Borrowers to repay the Revolving Loans and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrowers.
Section 2.5. Notice of Credit Event; Funding of Loans.
(a) Notice of Credit Event. Administrative Borrower, through an Authorized Officer, shall provide to Lender a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan, and (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan. Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.
(b) Conversion of Loans. At the request of Administrative Borrower to Lender, subject to the notice and other provisions of this Section 2.5, Lender shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.
(c) Minimum Amount for Eurodollar Loans. Each request for a Eurodollar Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of Five Hundred Thousand Dollars ($500,000).
(d) Interest Periods. Administrative Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.
Section 2.6. Payment on Loans and Other Obligations.
(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.
(b) Payments to Lender. All payments of principal, interest and commitment and other fees shall be made to Lender in Dollars in immediately available funds. Lender shall record (i) any principal, interest or other payment, and (ii) the principal amounts of Base Rate Loans and Eurodollar Loans and all prepayments thereof and the applicable dates, including Interest Periods, with respect thereto, by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Lender shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to Lender.

(c) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.
Section 2.7. Prepayment.
(a) Right to Prepay. Borrowers shall have the right at any time or from time to time to prepay all or any part of the principal amount of the Loans then outstanding, as designated by Borrowers. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment, any amount payable under Article III hereof with respect to the amount being prepaid and any early termination fee payable under Section 2.8(d) hereof. Prepayments of Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement.
(b) Notice of Prepayment. Administrative Borrower shall give Lender notice of prepayment of a Base Rate Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.
(c) Minimum Amount. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than Five Hundred Thousand Dollars ($500,000), except in the case of a mandatory payment pursuant to Section 2.10 or Article III hereof.
Section 2.8. Commitment and Other Fees; Reduction of Commitment.
(a) Commitment Fees.
(i) Generally. Borrowers shall pay to Lender, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable monthly, at a rate per annum equal to (A) one-half percent (1/2%), multiplied by (1) the average daily Total Commitment Amount in effect during such month, minus (2) the average daily Revolving Credit Exposure during such month. The commitment fees shall be payable in arrears, on July 1, 2009 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(ii) Special Commitment Fee. Commencing with the fiscal quarter of Hawk ending March 31, 2010 and thereafter, if the average daily Key Deposit Account balance during any fiscal quarter of Hawk shall be less than Ten Million Dollars ($10,000,000), Borrowers shall pay to Lender, as a consideration for the Revolving Credit Commitment, a special commitment fee, payable quarterly, at a rate per annum equal to (A) one-quarter percent (1/4%), multiplied by (1) the average daily Total Commitment Amount in effect during such quarter, minus (2) the average daily Revolving Credit Exposure during such quarter. The special commitment fee, if any, shall be payable in arrears, on May 1, 2010 and continuing on the first day of August, November, February and May thereafter, and on the last day of the Commitment Period.
(b) Administration Fee. Borrowers shall pay to Lender, (i) on the Closing Date an administrative fee in the amount of Seven Thousand Five Hundred Dollars ($7,500), and (ii) on each anniversary of the Closing Date, an administrative fee in the amount of Fifteen Thousand Dollars ($15,000).
(c) Collateral Audit and Appraisal Fees. Borrowers shall reimburse Lender for all reasonable out-of-pocket expenses relating to any collateral assessment, that may be conducted from time to time by or on behalf of Lender, the scope and frequency of which shall be in Lender’s sole discretion, provided that, absent an Event of Default, Borrowers need not reimburse Lender (i) for more than four (4) collateral field audits during a calendar year, or (ii) one Inventory Appraisal during a calendar year.
(d) Early Termination Fee. If Borrowers terminate or reduce in whole the Revolving Credit Commitment (the “Early Termination Event”), then Borrowers shall pay to Lender an early termination fee in an amount equal to:
(i) if the Early Termination Event shall occur on or prior to the first anniversary of the Closing Date, one percent (1%) of the average of the Total Commitment Amount as in effect on the last day of each calendar month from the Closing Date to the date of the Early Termination Event; or
(B) if the Early Termination Event shall occur after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, one-half percent (1/2%) of the average of the Total Commitment Amount as in effect on the last day of each of the twelve calendar months immediately preceding the date of the Early Termination Event;
provided that, if the Commitment is terminated pursuant to a refinancing from Lender (or an affiliate of Lender), then the early termination fees set forth in this subpart (d) shall not be applicable.
(e) Authorization to Debit Account. Borrowers hereby agree that Lender has the right to debit from any Deposit Account of one or more Borrowers, amounts owing to Lender by any Borrower under this Agreement and the Loan Documents for payment of fees and expenses incurred in connection therewith.

(f) Optional Reduction of Revolving Credit Commitment. Borrowers may at any time and from time to time permanently reduce in whole or in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Lender not fewer than five (5) Business Days’ (or thirty (30) days if the Total Commitment Amount is to be reduced or terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of One Hundred Thousand Dollars ($100,000). After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If Borrowers reduce in whole the Commitment, on the effective date of such reduction (Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any), early termination fees as set forth in subsection (e) above (if any), and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure shall exist), all of the Notes shall be marked “Canceled” and delivered to Borrowers. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.
Section 2.9. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.
Section 2.10. Mandatory Payments.
(a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.
(b) Application of Mandatory Payments. Unless otherwise designated by Borrowers, each prepayment pursuant to Section 2.7(a) hereof shall be applied in the following order (i) first, to outstanding Base Rate Loans, and (ii) second, to outstanding Eurodollar Loans, provided that if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(c) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.10 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.11. Liability of Borrowers.
(a) Joint and Several Liability. Each Borrower hereby authorizes Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder. Each Borrower acknowledges and agrees that Lender is entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations and any other amount payable under this Agreement and the other Loan Documents. Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.
(b) Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Lender with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.
(c) Maximum Liability of Each Subsidiary Borrower. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Subsidiary Borrower exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Subsidiary Borrower from other Affiliates of such Subsidiary Borrower) would not render the rights to payment of Lender hereunder void, voidable or avoidable under any applicable fraudulent transfer law.
(d) Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Lender of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that Lender and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. Lender is hereby expressly given the right, at Lender’s option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Lender to proceed upon or against or exhaust any other security or remedy before proceeding to enforce Lender’s rights against such Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Lender by any other Credit Party until payment in full of the Obligations and termination of the Commitment.

Section 2.12. Establishment of Reserves. Lender shall have the right, from time to time, in the good faith exercise of its reasonable credit judgment (consistent with the asset-based nature of this credit), to establish Reserves in such amounts and with respect to such matters as Lender deems necessary or appropriate, and to increase or decrease such Reserves. In exercising such reasonable credit judgment, Lender may take into account factors which (a) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of the Liens of Lender or the amount that Lender would be likely to receive in the liquidation of such Collateral, or (b) may demonstrate that any collateral report or financial information concerning Borrowers is incomplete, inaccurate or misleading in any material respect. In exercising such reasonable credit judgment, Reserves may be established against anticipated obligations, contingencies or conditions affecting the Companies, including, without limitation, (i) tax liabilities and other obligations owing to Governmental Authorities, (ii) asserted litigation liabilities, (iii) anticipated remediation for compliance with Environmental Laws, and (iv) obligations owing to any lessor of real property, any warehouseman or any mortgagor on third-party mortgaged sites. Reserves may also be established with respect to the dilution of accounts receivable, as a result of Inventory Appraisals and other results of field examinations.
Section 2.13. Record of Advances; Application of Collections.
(a) Maintenance of Record of Advances. Lender shall maintain records in respect of Borrowers that shall reflect (i) the aggregate outstanding principal amount of Revolving Loans and accrued interest, (ii) the unreimbursed Letter of Credit drawings, and (iii) all other Obligations that shall have become payable hereunder (the “Advance Record”). Each entry by Lender in the Advance Record shall be, to the extent permitted by applicable law and absent manifest error, prima facie evidence of the data entered. Such entries by Lender shall not be a condition to Borrowers’ obligation to repay the Obligations.
(b) Charges, Credits and Reports. Borrowers hereby authorize Lender to charge the Advance Record with all Revolving Loans and all other Obligations under this Agreement or any other Loan Document. The Advance Record will be credited in accordance with the provisions of this Agreement with all payments received by Lender directly from Borrowers or any other Credit Party or otherwise for the account of Borrowers or any other Credit Party pursuant to this Agreement. Lender shall send Administrative Borrower monthly statements in accordance with Lender’s standard procedures. Any and all such periodic or other statements or reconciliations of the Advance Record shall be final, binding and conclusive upon Borrowers and the other Credit Party in all respects, absent manifest error, unless Lender receives specific written objection thereto from Administrative Borrower within forty-five (45) Business Days after such statements or reconciliation shall have been sent to Administrative Borrower.

(c) Application of Specific Payments. Except for the crediting to the Advance Record of Collections deposited to the Cash Collateral Account as provided below, Borrowers shall make all other payments to be made by Borrowers under this Agreement with respect to the Obligations not later than 2:00 P.M. (Eastern time) on the day when due, without setoff, counterclaim, defense or deduction of any kind. Payments received after 2:00 P.M. (Eastern time) shall be deemed to have been received on the next Business Day. Prior to the occurrence of an Event of Default, Borrowers may specify to Lender the Obligations to which such payment is to be applied. If Borrowers do not specify an application for such payment or if an Event of Default has occurred, Lender shall apply such payment in its discretion.
(d) Crediting of Collections. For the purpose of calculating interest on the Obligations and determining the aggregate amount of Loans outstanding, the amount of the Revolving Credit Exposure and the availability for additional Revolving Loans and Letters of Credit, all Collections shall be credited to the account of Borrowers (as reflected in the Advance Record) on the next Business Day after the Business Day on which Lender has received notice of the deposit of the proceeds of such Collections into the Cash Collateral Account (including automated clearinghouse and federal wire transfers); provided that (i) immediately available funds shall be applied on the same Business Day, and (ii) any funds transferred from the Cash Collateral Account to the Operating Account prior to the Cash Dominion Event shall not be credited to the account of Borrowers pursuant to this subsection (d). Any Collections credited to the account of Borrowers shall be as follows: (A) first to any costs and expenses due under this Agreement, (B) second to Base Rate Loans, and (C) third to Eurodollar Loans. From time to time, upon advance written notice to Administrative Borrower, Lender may adopt such additional or modified regulations and procedures as Lender may deem reasonable and appropriate with respect to the operation of the Cash Collateral Account and not substantially inconsistent with the terms of this Agreement.
(e) Application of Deposits in Cash Collateral Account. Prior to the Cash Dominion Event, deposits of Collections to the Cash Collateral Account shall be sent to the Operating Account on a daily basis. On and after the Cash Dominion Event, deposits of Collections to the Cash Collateral Account shall be credited to the Advance Record of Borrowers in accordance with subsection (d) above, and thereby reduce the Revolving Credit Exposure (other than in respect of the undrawn amount of any Letter of Credit outstanding) as Lender may choose, in its sole discretion; provided that, prior to the occurrence of an Event of Default, Lender will use reasonable efforts to avoid applications of payments that would cause prepayment of a Eurodollar Loan prior to the expiration of the applicable Interest Period. Upon payment in full of the Obligations and the termination of the Commitment, deposits of Collections to the Cash Collateral Account shall be credited by Lender as directed by Administrative Borrower.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO EURODOLLAR LOANS;
INCREASED CAPITAL; TAXES
Section 3.1. Requirements of Law.
(a) If, after the Closing Date (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
(A) shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);
(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender that is not otherwise included in the determination of the Eurodollar Rate; or
(C) shall impose on Lender any other condition;
and the result of any of the foregoing is to increase the cost to Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrowers shall pay to Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable. If Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), Lender shall promptly notify Administrative Borrower of the event by reason of which it has become so entitled.
(b) If Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by Lender to Administrative Borrower of a written request therefor (which shall include the method for calculating such amount), Borrowers shall promptly pay or cause to be paid to Lender such additional amount or amounts as will compensate Lender for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by Lender to Administrative Borrower shall be conclusive absent manifest error. In determining any such additional amounts, Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 3.2. Taxes.
(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.
(b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Administrative Borrower shall send to Lender a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Lender the required receipts or other required documentary evidence, such Credit Party and Borrowers shall indemnify Lender on demand for any incremental Taxes or Other Taxes paid or payable by Lender as a result of any such failure.
(c) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.
Section 3.3. Funding Losses. Borrowers agree to indemnify Lender, promptly after receipt of a written request therefor, and to hold Lender harmless from, any loss or expense that Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as determined by Lender) that would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower by Lender shall be conclusive absent manifest error. The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.
(a) If Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until Lender shall notify Administrative Borrower that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.
(b) If Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Administrative Borrower. Thereafter, the obligation of Lender to make or maintain such Eurodollar Loan shall be suspended until Lender revokes such notice. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.
Section 3.5. Funding. Lender may, but shall not be required to, make Eurodollar Loans hereunder with funds obtained outside the United States.
ARTICLE IV. CONDITIONS PRECEDENT
Section 4.1. Conditions to Each Credit Event. The obligation of Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:
(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;
(c) if, after giving effect to such Credit Event, the Revolving Credit Availability would be less than the Minimum Threshold Amount, then the Fixed Charge Coverage Ratio as of the most recently completed fiscal quarter of Hawk shall be no less than 1.00 to 1.00, as evidenced by a Compliance Certificate or other certificate in form and substance satisfactory to Lender;
(d) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and
(e) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.
Each request by Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c), (d) and (e) above.
Section 4.2. Conditions to the First Credit Event. Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of Lender to participate in the first Credit Event is subject to Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:
(a) Note. Borrowers shall have executed and delivered to Lender the Revolving Credit Note.
(b) Pledge Agreements. Each Borrower that has a Subsidiary and each Domestic Subsidiary that has a Foreign Subsidiary shall have (i) executed and delivered to Lender, a Pledge Agreement, in form and substance satisfactory to Lender, with respect to the Pledged Securities, (ii) executed and delivered to Lender, appropriate transfer powers for each of the Pledged Securities, (iii) delivered to Lender, the Pledged Securities, and (iv) any other documentation (including legal opinions from foreign counsel) reasonably required by Lender regarding the perfection of such Pledged Securities.
(c) Intellectual Property Security Agreements. Each Credit Party that owns federally registered intellectual property shall have executed and delivered to Lender an Intellectual Property Security Agreement, in form and substance satisfactory to Lender.
(d) Landlords’ Waivers and Bailees’ Waivers. Borrowers shall have delivered a Landlord’s Waiver and a bailee’s waiver, if applicable, each in form and substance satisfactory to Lender, for each location of a Borrower or a Guarantor of Payment, where any of the Collateral is located, unless such location is owned by the Credit Party that owns the collateral located there or as otherwise set forth in Schedule 6.9 hereof.

(e) Lien Searches. With respect to the property owned or leased by each Borrower and Guarantor of Payment and any other property securing the Obligations, Borrowers shall have caused to be delivered to Lender (i) the results of Uniform Commercial Code lien searches, satisfactory to Lender; (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Lender; and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.
(f) Officer’s Certificate, Resolutions, Organizational Documents. Each Credit Party shall have delivered to Lender an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors or an appropriate committee thereof (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.
(g) Good Standing Certificates. Borrowers shall have delivered to Lender a good standing certificate for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.
(h) Legal Opinion. Borrowers shall have delivered to Lender an opinion of counsel for each Credit Party, in form and substance satisfactory to Lender.
(i) Insurance Certificate. Borrowers shall have delivered to Lender evidence of insurance on ACORD 25 and 27 or 28 form, and otherwise satisfactory to Lender, of adequate personal property and liability insurance of each Credit Party, with Lender listed as lender’s loss payee and additional insured.
(j) Cash Management Systems. Borrowers shall have established (i) the cash management system, specified in Section 7.2 hereto, and executed the Master Agreement, in form and substance satisfactory to Lender, and (ii) the Key Deposit Account, a Cash Collateral Account, Operating Account, Controlled Disbursement Account and Lockbox arrangement, in each case satisfactory to Lender.
(k) Closing Fee/Legal Fees and Expenses. Borrowers shall have paid to Lender on the Closing Date (i) a closing fee of Two Hundred Thousand Dollars ($200,000), (ii) an administration fee (pursuant to Section 2.8(b) hereof) of Seven Thousand Five Hundred Dollars ($7,500), and (iii) all reasonable costs and expenses of Lender, including but not limited to all reasonable legal fees and expenses of Lender in connection with the preparation and negotiation of the Loan Documents; provided that Lender acknowledges that Hawk has provided to Lender a deposit of Fifty Thousand Dollars ($50,000) that shall be applied to the foregoing amounts.

(l) Financial Reports. Borrowers shall have delivered to Lender (i) financial statements of Hawk for the fiscal quarter ended March 31, 2009, and (ii) audited financial statements of Hawk for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006; in each case, prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and substance satisfactory to Lender.
(m) Pro-Forma Projections. Borrowers shall have delivered to Lender annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of Hawk for the fiscal year ending December 31, 2009, prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and substance satisfactory to Lender.
(n) Revolving Credit Availability. On the Closing Date, the Revolving Credit Availability shall be no less than Ten Million Dollars ($10,000,000); provided that, for purposes of calculating the Revolving Credit Availability under this Section 4.2(n), Revolving Credit Exposure shall include, without duplication, (i) any fees and expenses due under Section 4.2(k) hereof, (ii) any accounts payable of Borrowers with balances over sixty (60) days past due, and (iii) Borrowers’ initial credit request under the Revolving Credit Commitment.
(o) Advertising Permission Letter. Borrowers shall have delivered to Lender an advertising permission letter, authorizing Lender to publicize the transaction and specifically to use the names of Borrowers in connection with “tombstone” advertisements in one or more publications selected by Lender.
(p) Closing Certificate. Borrowers shall have delivered to Lender an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing Date.
(q) No Material Adverse Effect. Since December 31, 2008, no event, which has had or could reasonably be expected to have a Material Adverse Effect, has occurred.
(r) Miscellaneous. Borrowers shall have provided to Lender such other items and shall have satisfied such other conditions as may be reasonably required by Lender.
Section 4.3. Post-Closing Conditions. On or before each of the dates specified in this Section 4.3, Borrowers shall satisfy each of the items specified in the subsections below:
(a) Collateral Audit. No later than thirty (30) days after the Closing Date, Borrowers shall have delivered to Lender the results of a collateral field audit of Borrowers, to be in form and substance satisfactory to Lender.
(b) Customer List. No later than thirty (30) days after the Closing Date, Borrowers shall have delivered to Lender a complete list of all Account Debtors of Borrowers, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to Lender.

ARTICLE V. COVENANTS
Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to Lender, with provisions satisfactory to Lender for, with respect to Credit Parties, payment of all losses thereunder to Lender and such Credit Party as their interests may appear (with lender’s loss payable endorsement in favor of Lender), and, if required by Lender, Borrowers shall deposit the policies with Lender. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Lender. Any sums received by Lender in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of Lender, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Credit Parties for the purpose of replacing, repairing, or restoring the insured property. Lender is hereby authorized to act as attorney-in-fact for the Credit Parties, after the occurrence and during the continuance of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Lender may, at its option, provide such insurance and Borrowers shall pay to Lender, upon demand, the cost thereof. Should Borrowers fail to pay such sum to Lender upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of Lender’s written request, Borrowers shall furnish to Lender such information about the insurance of the Companies as Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Lender and certified by a Financial Officer.
Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements, Collateral Reporting and Information.
(a) Borrowing Base. Administrative Borrower shall deliver to Lender, as frequently as Lender may request, but no less frequently than by 5:00 P.M. (Eastern time) on the 20th day of each calendar month (or the next Business Day if such day is not a Business Day), a Borrowing Base Certificate (for the period ending on the last day of the month prior to the date such Borrowing Base Certificate is submitted) prepared by a Financial Officer. Such Borrowing Base Certificate shall be updated for all activity (sales, collections, credits and similar information) impacting the accounts receivable of Borrowers from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The amount of Eligible Inventory and Eligible Accounts Receivable to be included on each Borrowing Base Certificate shall, absent a request from Lender that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (e) and (f) below.
(b) Monthly Financials. Administrative Borrower shall deliver to Lender, within twenty (20) days after the end of each calendar month, monthly internal unaudited balance sheets of Hawk as of the end of such month and statements of income (loss), stockholders’ equity and cash flow for the month and fiscal year to date periods and a comparison to budget or plan, each prepared on a Consolidated and consolidating basis, in accordance with GAAP, subject to routine year-end audit adjustments, absence of footnotes and absence of information on discontinued operations, and in form and detail satisfactory to Lender and certified by a Financial Officer.
(c) Quarterly Financials. Administrative Borrower shall deliver to Lender, within forty-five (45) days after the end of each quarterly period of each fiscal year of Hawk, balance sheets of Hawk as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the reporting quarter and fiscal year to date periods, each prepared on a Consolidated and consolidating basis, in accordance with GAAP, subject to routine year-end audit adjustments and absence of footnotes, and in form and detail satisfactory to Lender and certified by a Financial Officer; provided that the certification contained in the Compliance Certificate shall satisfy the certification requirement in the preceding sentence.
(d) Annual Audit Report. Administrative Borrower shall deliver to Lender, within ninety (90) days after the end of each fiscal year of Hawk, an annual audit report of Hawk, as of the end of such year, prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Lender and certified by an unqualified opinion of an independent public accountant satisfactory to Lender, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.
(e) Compliance Certificate. Administrative Borrower shall deliver to Lender, concurrently with the delivery of the financial statements set forth in subsections (c) and (d) above, a Compliance Certificate.
(f) Accounts Receivable Aging Report. Administrative Borrower shall deliver to Lender an accounts receivable aging report, in form and substance satisfactory to Lender and signed by a Financial Officer, (i) concurrently with the delivery of the financial statements in subsection (b) above, aged by the original invoice date of accounts receivable of Borrowers, prepared as of the last day of the preceding month reconciled to the month-end balance sheet and month-end Borrowing Base Certificate, together with the calculation of the current month-end Eligible Accounts Receivable of Borrowers, (ii) upon Lender’s request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor, and (iii) that includes any other information Lender shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

(g) Inventory Report. Administrative Borrower shall deliver to Lender a summary of Inventory, in form and substance satisfactory to Lender and signed by a Financial Officer, concurrently with the delivery of the financial statements in subsection (b) above, based upon month-end balances reconciled to the month-end balance sheet and the month-end Borrowing Base Certificate and accompanied by an Inventory certification, in form and substance reasonably acceptable to Lender and including a calculation of the Eligible Inventory of Borrowers (the calculation of Eligible Inventory reflecting the then most recent month-end balance). Administrative Borrower shall deliver to Lender, after the end of each month, Inventory records, in such detail as Lender shall deem reasonably necessary to determine the level of Eligible Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of Borrowers. Administrative Borrower shall provide such other reports with respect to the Inventory of Borrowers as Lender may reasonably request from time to time.
(h) Accounts Payable Aging Report. Administrative Borrower shall deliver to Lender, concurrently with the delivery of the financial statements in subsection (b) above, in form and detail satisfactory to Lender, an aging summary of the accounts payable of Borrowers, dated as of the last day of the preceding month.
(i) Management Reports. Administrative Borrower shall deliver to Lender, concurrently with the delivery of the financial statements set forth in subsections (b), (c) and (d) above, a copy of any management report, letter or similar writing that may have been furnished to Borrowers by the independent public accountants in respect of the systems, operations, financial condition or properties of the Companies.
(j) Customer List. Administrative Borrower shall deliver to Lender an updated customer list, concurrently with the delivery of any field audit report and upon request by any field examiner of Lender, that sets forth all Account Debtors of Borrowers, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to Lender.
(k) Projections. Administrative Borrower shall deliver to Lender, within thirty (30) days after the beginning of each fiscal year of Hawk, projected monthly balance sheets, income statements, cash-flow statements and a calculation of the projected Revolving Credit Availability for such fiscal year, all prepared on a Consolidated basis, in accordance with GAAP and in form and detail satisfactory to Lender.
(l) Locations of Collateral. Administrative Borrower shall deliver to Lender, within thirty (30) days after the end of each fiscal year of Hawk, a replacement Schedule 6.9 that sets forth each location (including third party locations) where any Credit Party conducts business or maintains any Accounts or Inventory, in form and substance satisfactory to Lender.

(m) Foreign Subsidiary Loans and Investments Report. Administrative Borrower shall deliver to Lender, concurrently with the delivery of the financial statements set forth in subsection (b) above, in form and detail satisfactory to Lender, an updated calculation as to the aggregate amount of loans made to and investments made in Foreign Subsidiaries by the Credit Parties since the Closing Date, and the aggregate amount outstanding thereof as of the most recently completed fiscal quarter of Hawk.
(n) Financial Information of the Companies. Administrative Borrower shall deliver to Lender, within ten days of the written request of Lender, such other information about the financial condition, properties and operations of any Company as Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Lender and certified by a Financial Officer of the Company or Companies in question.
Section 5.4. Financial Records. Each Company shall at all times maintain records and books of account that are true and complete in all material respects, including, without limiting the generality of the foregoing, appropriate provisions for losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Lender to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.
Section 5.5. Franchises; Change in Business.
(a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.
(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date; provided that any Company may engage in any business complementary to the general nature of the business in which the Companies are engaged on the Closing Date.
Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to Lender (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrowers shall promptly notify Lender of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Lender with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the ERISA Event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrowers shall, at the request of Lender, deliver or cause to be delivered to Lender true and correct copies of any documents relating to the ERISA Plan of any Company. Notwithstanding the foregoing, no Borrower shall be required to report any matter under this Section 5.6 to Lender where the event (or series of events) otherwise results, or could reasonable be expected to result, in liabilities or claims in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000).

Section 5.7. Financial Covenants.
(a) Fixed Charge Coverage Ratio. Borrowers shall not suffer or permit at any time after an FCC Testing Event, the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00; provided that, if (i) the Revolving Credit Availability shall be equal to or greater than the Minimum Threshold Amount for a period of sixty (60) consecutive days after the most recent FCC Testing Event, and (ii) no Default or Event of Default shall have occurred and be continuing, then Borrowers shall not be subject to this financial covenant unless and until the occurrence of a subsequent FCC Testing Event.
Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:
(a) the Loans, the Letters of Credit and any other Indebtedness to Lender or any affiliate of Lender;
(b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Five Million Dollars ($5,000,000) at any time outstanding;
(c) the Indebtedness existing on the Closing Date, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date; provided that the principal amount of Indebtedness under the Senior Notes Indenture may be increased, refinanced or replaced, under terms and pursuant to documentation satisfactory to Lender in its reasonable discretion, to an amount not to exceed One Hundred Ten Million Dollars ($110,000,000) in the aggregate for all such Indebtedness);
(d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

(e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;
(f) Permitted Foreign Subsidiary Loans and Investments;
(g) Indebtedness of Foreign Subsidiaries in excess of Permitted Foreign Subsidiary Loans and Investments so long as the aggregate amount of such Indebtedness, when aggregated with Permitted Foreign Subsidiary Loan and Investments incurred pursuant to subpart (e) of the definition of Permitted Foreign Subsidiary Loans and Investments, does not exceed Ten Million Dollars ($10,000,000) at any time outstanding;
(h) secured Indebtedness owing from Friction Products to the State of Ohio incurred for the purchase of specific equipment, in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) during the Commitment Period;
(i) ordinary course trade accounts payable on customer deposits;
(j) Indebtedness with respect to payments by Borrowers of insurance premiums on an installment basis, in the ordinary course of business; or
(k) Indebtedness incurred in connection with a sale and leaseback transaction permitted pursuant to Section 5.12(g) hereof;
(l) other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.
Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:
(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;
(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Borrower or a Guarantor of Payment;

(d) any Lien securing Indebtedness incurred to Lender or any affiliate of Lender;
(e) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;
(f) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired.
(g) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;
(h) Liens with respect to the factoring of any Borrower’s Accounts owing by Account Debtors organized outside of the United States which are insured by the Export Import Bank of the United States, provided that (i) the Lien is confined to the Accounts in question and (ii) any procedure which may be required for release of Lender’s security interest in such Accounts is reasonably satisfactory to Lender;
(i) Liens with respect to factoring of any Foreign Subsidiary’s Accounts;
(j) any deposit or cash pledges securing only workers’ compensation, unemployment insurance or similar obligations (other than Liens arising under ERISA) in the ordinary course of business;
(k) deposits or cash pledges securing performance of contracts, bids, tenders, leases (other than capitalized leases), statutory obligations, surety and appeal bonds arising in the ordinary course of business;
(l) Liens securing Indebtedness permitted to be incurred pursuant to Section 5.8(g) hereof so long as such Liens are only on assets of the Foreign Subsidiary that is the borrower of such Indebtedness;
(m) Liens securing Indebtedness permitted to be incurred pursuant to Section 5.8(h) hereof so long as such Liens are only on assets being purchased with such Indebtedness;
(n) any Lien that arises in connection with judgments or attachments, but only so long as (i) the occurrence of such judgment or attachment does not constitute an Event of Default under Section 8.8 hereof, (ii) the execution or other enforcement of such Lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and (iii) such Lien is junior in priority to the Liens of Lender securing the Obligations from time to time outstanding; or
(o) other Liens, in addition to the Liens listed above, not incurred in connection with the borrowing of money, securing amounts, in the aggregate for all Companies, not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) at any time.

No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that would prohibit Lender from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.
Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.
Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:
(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;
(ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;
(iii) any investment in commercial paper that at the time of such investment is assigned the highest quality rating in accordance with the rating systems then employed by Moody’s, Standard & Poor’s or any equivalent foreign rating agency;
(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;
(v) loans to, investments by and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is a Credit Party;
(vi) any Permitted Investments or Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom;
(vii) the Indebtedness outstanding owing to a Credit Party from another Person existing on the Closing Date as set forth in Schedule 5.11 hereto;

(viii) the holding of any stock that has been acquired pursuant to an Acquisition permitted by Section 5.13 hereof or pursuant to a repurchase permitted by Section 5.15(b) hereof; and
(ix) advances or loans to any Person so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding.
For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.
Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:
(a) a Domestic Subsidiary (other than a Borrower) may merge with (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person), or (ii) any one or more Guarantors of Payment;
(b) a Borrower may merge with another Borrower (provided that, if Hawk is one of such Borrowers, Hawk shall be the continuing or surviving Person);
(c) a Credit Party may sell, lease, transfer or otherwise dispose of any of its assets to another Credit Party;
(d) a Foreign Subsidiary may merge with a Credit Party, provided that the Credit Party shall be the continuing or surviving Person;
(e) a Foreign Subsidiary may merge with any other Foreign Subsidiary, or may sell, lease, transfer or otherwise dispose of any of its assets to any other Company;
(f) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;
(g) a Company may enter into sale and leaseback transactions, provided that (i) the aggregate proceeds of all such sale-leaseback transactions by all Companies shall not exceed One Million Dollars ($1,000,000), (ii) each such sale shall be in an amount at least equal to the fair market value thereof, and (iii) such leaseback transaction shall be subject to and count against the limitation set forth in Section 5.8(b) hereof;
(h) Borrowers may sell, lease or otherwise dispose of the assets or stock of Hawk Motors, Inc. and any Foreign Subsidiaries organized in Mexico, in whole or in part, for consideration in an amount determined to be commercially reasonable by Hawk in the exercise of its good faith business judgment; provided that no Default or Event of Default shall exist prior to or, after giving pro forma effect to such sale, thereafter shall begin to exist;

(i) Foreign Subsidiaries may sell or otherwise transfer Accounts with respect to factoring arrangements;
(j) Borrowers may sell Accounts owing by Account Debtors organized outside of the United States or Canada which are insured by the Export Import Bank of the United States; provided that the documentation and any procedure which may be required for release of Lender’s security interest in such Accounts is reasonably satisfactory to Lender;
(k) the Companies may sell, lease or otherwise dispose of assets, not otherwise permitted by this Section 5.12, to any Person for consideration in an amount not less than the fair market value thereof, having an aggregate book value when taken as a whole not exceeding One Million Dollars ($1,000,000) during any fiscal year of Hawk, and so long as no Default or Event of Default shall exist prior to or, after giving pro forma effect to such sale, thereafter shall begin to exist; and
(l) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.
Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that any Company may effect an Acquisition so long as:
(a) in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;
(b) in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;
(c) the business to be acquired shall be similar or complementary to the lines of business of the Companies;
(d) the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to the transaction;
(e) no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;
(f) Borrowers shall have provided to Lender, at least twenty (20) days prior to such Acquisition, historical financial statements of the target entity;
(g) such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(h) the aggregate Consideration for all Acquisitions shall not exceed One Million Dollars ($1,000,000) during the Commitment Period; provided that, if (i) the Revolving Credit Availability, prior to and after giving effect to such Acquisition, shall be no less than the Minimum Threshold Amount, or (ii) there shall be no Revolving Loans outstanding prior to and after giving effect to such Acquisition, then the Consideration given for such Acquisition shall not be included in the calculation set forth in this subpart (h).
Section 5.14. Notice.
(a) Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Lender, in writing, whenever:
(i) a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;
(ii) a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, could reasonably be expected to have a Material Adverse Effect; or
(iii) a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.
(b) Borrowers shall provide written notice to Lender contemporaneously with any notice provided to, or received from, the trustee of the Senior Note Indenture or any of the holders of the Senior Notes.
Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that, so long as no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist:
(a) Hawk may make cash dividends with respect to its capital stock in an aggregate amount not to exceed Five Million Dollars ($5,000,000) during any fiscal year of Hawk;
(b) Hawk may repurchase its capital stock in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000) during the Commitment Period; and
(c) Hawk may repurchase Senior Notes in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000) during the Commitment Period.

Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all material Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Each Company shall furnish to Lender, promptly after receipt thereof, a copy of any material notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person or otherwise. Each Borrower shall defend, indemnify and hold Lender harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.
Section 5.17. Affiliate Transactions. Except as set forth in Schedule 5.17 hereto, no Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party or a Foreign Subsidiary) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.
Section 5.18. Use of Proceeds. Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of Borrowers and their Subsidiaries, for the refinancing of existing Indebtedness and for Acquisitions.
Section 5.19. Corporate Names and Locations of Collateral. No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, Administrative Borrower shall have provided Lender with at least thirty (30) days prior written notice thereof. Administrative Borrower shall promptly notify Lender of (a) any change in any location where any Credit Party’s Inventory is maintained in the United States, and any new locations where any Credit Party’s Inventory is to be maintained in the United States; (b) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Credit Party’s chief executive office. In the event of any of the foregoing or if deemed appropriate by Lender, Lender is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Lender’s sole discretion, to perfect or continue perfected Lender’s security interest in the Collateral. Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Lender therefor if Lender pays the same. Such amounts shall be Related Expenses hereunder.

Section 5.20. Lease Rentals. The Companies shall not pay or commit themselves to pay lease rentals on Operating Leases, for all Companies, in excess of the aggregate amount of Five Million Dollars ($5,000,000) during any fiscal year of Hawk, commencing with the current fiscal year.
Section 5.21. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.
(a) Guaranties and Security Documents. Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Lender, a Guaranty of Payment of all of the Obligations and a Security Agreement, such agreements to be in form and substance acceptable to Lender, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Lender.
(b) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary of a Borrower or a Domestic Subsidiary, Administrative Borrower shall deliver to Lender all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement executed by the appropriate Credit Party; provided that no Company shall be required to pledge more than sixty-five percent (65%) of the outstanding voting shares or other voting ownership interest of any Foreign Subsidiary.
(c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Lender, on or after the Closing Date, Lender shall at all times, in the discretion of Lender, have the right to perfect, at Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction.
Section 5.22. Collateral. Each Borrower shall:
(a) during regular business hours with reasonable notice, allow Lender by or through any of its officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Borrower’s books and other records, including, without limitation, the tax returns of such Borrower, (ii) arrange for verification of such Borrower’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, (iii) examine and inspect such Borrower’s Inventory and Equipment, wherever located, and (iv) conduct Inventory Appraisals;
(b) promptly furnish to Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Borrower’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Lender may request;

(c) promptly notify Lender in writing upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;
(d) promptly notify Lender in writing upon the creation by any Credit Party of a Deposit Account not listed on Schedule 6.19 hereto and provide for the execution of a Control Agreement with respect thereto, if required by Lender;
(e) promptly notify Lender in writing whenever the Inventory of a Credit Party is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 hereto and cause to be executed any Landlord’s Waiver, bailee’s waiver, consignee’s waiver or similar document or notice that may be requested by Lender;
(f) promptly notify Lender in writing of any information that Borrowers have with respect to the Collateral that could reasonably be determined to materially and adversely affect the value thereof or the rights of Lender with respect thereto;
(g) maintain such Borrower’s Equipment in operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;
(h) deliver to Lender all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender, or in the event such Investment Property is in the possession of a securities intermediary or credited to a securities account, execute with the related securities intermediary an investment property control agreement over such securities account in favor of Lender, in form and substance satisfactory to Lender;
(i) provide to Lender, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by a Borrower or Domestic Subsidiary during such quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and
(j) upon request of Lender, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Lender may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement or so as to completely vest in and ensure to Lender its rights hereunder and in or to the Collateral.

Each Borrower hereby authorizes Lender to file U.C.C. Financing Statements with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory of any Borrower, such Borrower shall, upon request of Lender, (i) execute and deliver to Lender a short form security agreement, as may be acceptable to Lender, and (ii) deliver such certificate or application to Lender and cause the interest of Lender to be properly noted thereon. Each Borrower hereby authorizes Lender or Lender’s designated agent (but without obligation by Lender to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrowers shall promptly repay, reimburse, and indemnify Lender for any and all Related Expenses. If any Borrower fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Lender may (but shall not be required to) so maintain or repair all or any part of such Borrower’s Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Lender upon demand therefor; Lender may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at Lender or the Revolving Loans.
Section 5.23. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. Borrowers shall provide Lender with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory and General Intangibles, and other property acquired in the ordinary course of business) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that Lender may have pursuant to this Agreement or otherwise, upon written request of Lender, whenever made, Borrowers shall, and shall cause each Guarantor of Payment to grant to Lender as additional security for the Obligations, a first Lien on any personal property of each Borrower and Guarantor of Payment (other than for Equipment), including, without limitation, such property acquired subsequent to the Closing Date, in which Lender does not have a first priority Lien. Borrowers agree, within ten (10) days after the date of such written request, to secure all of the Obligations by delivering to Lender security agreements, intellectual property security agreements, pledge agreements or other documents, instruments or agreements or such thereof as Lender may require. Borrowers shall pay all recordation, legal and other expenses in connection therewith.
Section 5.24. Restrictive Agreements. Except as set forth in this Agreement, Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower, or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.25. Other Covenants and Provisions. In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement evidencing Indebtedness in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) (other than (a) the provisions of the Senior Notes Indenture as in effect on the Closing Date (other that any provisions of the Senior Notes Indenture amended, restated or otherwise modified after the Closing Date), or (b) the secured credit facility of S.K. Wellman S.p.A. with Unione Banche Italiance in the aggregate amount of Two Million Three Hundred Thousand Euros (€2,300,000) but only so long as such indebtedness is not guaranteed by any Credit Party), wherein the covenants, representations and agreements contained therein shall be more restrictive than the covenants, representations and agreements set forth herein, then the Companies shall immediately be bound hereunder (without further action) by such more restrictive covenants, representations and agreements with the same force and effect as if such covenants, representations and agreements were written herein. In addition to the foregoing, Borrowers shall provide prompt written notice to Lender of the creation or existence of any Material Indebtedness Agreement evidencing Indebtedness in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) that has such more restrictive provisions, and shall, within fifteen (15) days thereafter (if requested by Lender), execute and deliver to Lender an amendment to this Agreement that incorporates such more restrictive provisions, with such amendment to be in form and substance satisfactory to Lender.
Section 5.26. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Senior Note Document or any other Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.
Section 5.27. Fiscal Year of Borrowers. No Borrower shall change the date of its fiscal year-end without the prior written consent of Lender. As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.
Section 5.28. Banking Relationship. Until payment in full of the Obligations, each Borrower shall maintain its primary banking and depository relationship with Lender.
Section 5.29. Deposit Balances. Borrowers shall maintain a daily balance of at least Fifteen Million Dollars ($15,000,000) in the Key Deposit Account at all times during the period from the Closing Date through December 31, 2009.
Section 5.30. Change in Control in Material Indebtedness Agreement. No Borrower shall permit any “change in control” provision or other term of similar import to exist in any Material Indebtedness Agreement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) that, if such a “change of control” shall occur would not also cause a Change in Control under the terms of this Agreement.
Section 5.31. Further Assurances. Borrowers shall, promptly upon request by Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES
Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and identified any Dormant Subsidiary) and each Person that is an owner of a Borrower’s equity, its state (or jurisdiction) of formation, its relationship to a Borrower, including the percentage of each class of stock (or other equity interest) owned by a Company or the percentage of stock (or other equity interest) of a Borrower owned by it, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business. Each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).
Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors, an appropriate committee thereof or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents by such Credit Party does not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which any Company is a party.
Section 6.3. Compliance with Laws and Contracts. Each Company:
(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;
(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;
(d) has ensured that no Person who owns a controlling interest in or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;
(e) is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and
(f) is in compliance with the Patriot Act.
Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that could reasonably be expected to have a Material Adverse Effect.
Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Credit Parties own the real property listed on Schedule 6.5 hereto.
Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. Upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder, Lender has a valid and enforceable first Lien on the Collateral. No Company has entered into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that exists on or after the Closing Date that would prohibit Lender from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Credit Party.

Section 6.7. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.
Section 6.8. Environmental Laws. Each Company is in material compliance with all material Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in material violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.
Section 6.9. Locations. As of the Closing Date, the Credit Parties have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested.
Section 6.10. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted; provided that Borrowers are aware of the general poor economic conditions in effect on the Closing Date.

Section 6.11. Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets. Any failure with respect to this Section 6.11 shall not be deemed to be a violation of this provision unless such failure has had or could reasonably be expected to result in liabilities or claims against one or more Borrowers or Controlled Group members in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more.
Section 6.12. Consents or Approvals. Except for the filings of U.C.C. Financing Statements by Lender necessary to perfect Lender’s security interests, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Borrower in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.
Section 6.13. Solvency. Each Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that such Borrower has incurred to Lender. No Borrower is insolvent as defined in any applicable state or federal statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Lender. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Lender incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14. Financial Statements. The Consolidated financial statements of Hawk, for the fiscal year ended December 31, 2008 and the unaudited Consolidated financial statements of Hawk for the month ended March 31, 2009, furnished to Lender, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any material change in any Company’s accounting procedures. Projections delivered by Hawk to Lender pursuant to Sections 4.2(m) and 5.3(k) hereof were prepared in good faith and were based upon assumptions that Hawk believed to be reasonable (as of the dates the projections were prepared). No facts are known to the executive officers of Hawk at the date hereof that, if reflected in the projections, would have or would be reasonably expected to materially and adversely affect the projected assets, liabilities results of operations or cash flows reflected therein.
Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.
Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party that, in each case as to subsection (a), (b), (c), (d), (e), (f) or (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.
Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business free of any known material restrictions. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and material license agreements, owned by or to which each Credit Party is a party, as of the Closing Date.
Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Credit Parties on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19. Deposit Accounts. Schedule 6.19 hereto lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Lender that has or is likely to have a Material Adverse Effect.
Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.
Section 6.22. Senior Note Documents. No “default” or “event of default” (as defined in any Senior Note Document), or event with which the passage of time or the giving of notice, or both, would cause a default or event of default exists, nor will exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.
Section 6.23. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.
ARTICLE VII. SECURITY
Section 7.1. Security Interest in Collateral. In consideration of and as security for the full and complete payment of all of the Obligations, each Borrower hereby grants to Lender, a security interest in the Collateral.

Section 7.2. Cash Management System. Borrowers shall establish and maintain, until the payment in full of the Obligations and the termination of the Commitment, the cash management systems described below:
(a) Lockbox. On or before the Closing Date, Borrowers shall (i) establish a lockbox arrangement with Lender (the “Lockbox”), which shall be governed by the Master Agreement, and, within ten days after the Closing Date, shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward all Collections directly to the Lockbox (if Borrowers neglect or refuse to notify any Account Debtor to remit all such Collections to the Lockbox, Lender shall be entitled to make such notification), (ii) hold in trust for Lender, all checks, cash and other items of payment received by Borrowers, and (iii) not commingle any Collections with any other funds or property of Borrowers, but will hold such funds separate and apart in trust and as fiduciary for Lender until deposit is made into the Cash Collateral Account.
(b) Cash Collateral Account. On or before the Closing Date, Borrowers shall have established a Cash Collateral Account with Lender. All Collections from sales of Inventory or from Account Debtors sent to the Lockbox shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Cash Collateral Account in the identical form in which such Collections were made (except for any necessary endorsements) whether by cash or check. All amounts deposited in the Cash Collateral Account from the Lockbox or any other source shall be the under the sole and exclusive control of Lender. Borrowers shall have no interest in or control over such funds; provided that, prior to the Cash Dominion Event, Lender shall transfer funds from the Cash Collateral Account to the Operating Account or an account otherwise identified by Administrative Borrower in writing and agreed to in writing by Lender, on a daily basis. The Cash Collateral Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than Lender.
(c) Operating Account. Administrative Borrower shall maintain, in its name, an Operating Account with Lender, into which Lender shall, from time to time, deposit proceeds of the Revolving Loans made to Borrowers for use by the Companies in accordance with the provisions of Section 5.18 hereof. Unless otherwise agreed by Lender and Borrowers, any Revolving Loan requested by Administrative Borrower and made under this Agreement shall be deposited into the Operating Account. On and after the Cash Dominion Event, Administrative Borrower shall not accumulate or maintain cash in the Operating Account or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by Lender (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements.
(d) Controlled Disbursement Account. Borrowers shall maintain, in the name of Administrative Borrower, a Controlled Disbursement Account with Lender. Borrowers may maintain more than one Controlled Disbursement Account. Borrowers shall base their requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). On and after the Cash Dominion Event, Borrowers shall not, and shall not cause or permit any Company, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

(e) Lockbox and Security Accounts. The Lockbox established pursuant to the Lockbox agreement and the Cash Collateral Account, the Operating Account and the Controlled Disbursement Accounts shall be Security Accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Obligations.
(f) Costs of Collection. All reasonable costs of collection of the Accounts of Borrowers, including out-of-pocket expenses, administrative and record keeping costs, reasonable attorneys’ fees, and all service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of Borrowers, whether the same are incurred by Lender or Borrowers. Borrowers hereby indemnify and hold Lender harmless from and against any loss or damage with respect to any deposits made in the Security Accounts which are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, Lender, in its sole discretion, may charge the amount thereof against the Cash Collateral Account or any other Security Account or other Deposit Account of Borrowers. Lender shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Lender, except losses or damages resulting from Lender’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.
(g) Return of Funds and Other Property of the Companies. Upon the payment in full of the Obligations (other than continuing indemnification obligations) and the termination of the Commitment hereunder, (i) Lender’s security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to Borrowers, as applicable, and (iii) Lender will, at Borrowers’ expense, take such steps as Administrative Borrower may reasonably request to evidence the termination of such security interests and to effect the return to Borrowers of such funds or any other property of the Companies, including but not limited to the return of any pledged stock certificates and related stock powers executed for Lender’s benefit.
(h) Attorney-in-Fact to Endorse Documents. Lender, or Lender’s designated agent, is hereby constituted and appointed attorney-in-fact for each Borrower with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of such Borrower to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Obligations are paid, (ii) exercisable by Lender at any time and without any request upon Borrowers by Lender to so endorse, and (iii) exercisable in the name of Lender or any Borrower. Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Lender shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3. Collections and Receipt of Proceeds by Lender. Each Borrower hereby constitutes and appoints Lender, or Lender’s designated agent, as such Borrower’s attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Obligations:
(a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Lender or such Borrower, any and all of such Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Borrowers hereby waive presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Lender shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;
(b) to transmit to Account Debtors, on any or all of such Borrower’s Accounts, after the occurrence of an Event of Default, notice of assignment to Lender thereof and security interest of Lender therein, and to request from such Account Debtors at any time, in the name of Lender or such Borrower, information concerning such Borrower’s Accounts and the amounts owing thereon;
(c) after the occurrence of an Event of Default, to transmit to purchasers of any or all of such Borrower’s Inventory, notice of Lender’s security interest therein, and to request from such purchasers at any time, in the name of Lender or such Borrower, information concerning such Borrower’s Inventory and the amounts owing thereon by such purchasers;
(d) after the occurrence of an Event of Default, to notify and require Account Debtors on such Borrower’s Accounts and purchasers of such Borrower’s Inventory to make payment of their indebtedness directly to Lender;
(e) after the occurrence of an Event of Default, to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as Lender, in its sole discretion, may deem to be advisable;
(f) after the occurrence of an Event of Default, to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of Lender or one or more Borrowers, and to withdraw any such suit or other proceeding. Borrowers agree to lend every assistance requested by Lender in respect of the foregoing, all at no cost or expense to Lender and including, without limitation, the furnishing of such witnesses and of such records and other writings as Lender may require in connection with making legal proof of any Account. Borrowers agree to reimburse Lender in full for all court costs and reasonable attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by Lender in connection with the foregoing, which obligation of Borrowers shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;
(g) to take or bring, in the name of Lender or such Borrower, all steps, actions, suits, or proceedings deemed by Lender necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(h) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into such Borrower’s Cash Collateral Account or, at the option of Lender, to apply them as a payment against the Loans or any other Obligations in accordance with this Agreement.
Section 7.4. Use of Inventory. Until the exercise by Lender of its rights under Article IX hereof, each Borrower may (a) retain possession of and use its Inventory in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on such Borrower’s business.
ARTICLE VIII. EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default hereunder:
Section 8.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three (3) days Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.
Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7 (Financial Covenants), 5.8 (Borrowing), 5.9 (Liens), 5.11 (Investments, Loans and Guaranties), 5.12 (Merger and Sale of Assets), 5.13 (Acquisitions), 5.15 (Restricted Payments), 5.20 (Lease Rentals), 5.25 (Other Covenants and Provisions), 5.26 (Guaranty Under Material Indebtedness Agreement) or 5.29 (Deposit Balances) hereof.
Section 8.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Lender that the specified Default is to be remedied.
Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Lender or any other holder of any Note, shall be false or erroneous in any material respect when made or deemed to have been made.
Section 8.5. Cross Default.
(a) If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

(b) If an “event of default”, a “default” or an event with which the passage of time or the giving of notice, or both, would cause a default or event of default (other than defaults that have been cured within applicable grace periods or have otherwise been waived) shall occur under any of the Senior Note Documents.
Section 8.6. ERISA Default. The occurrence of one or more ERISA Events that (a) Lender determines could have a Material Adverse Effect, or has otherwise resulted, or could reasonably be expected to result in, liabilities or claims against any Borrower or any Controlled Group member in an amount exceeding Five Hundred Thousand Dollars ($500,000), or (b) results in a Lien on any of the assets of any Company.
Section 8.7. Change in Control. If any Change in Control shall occur.
Section 8.8. Judgments. There is entered against any Company a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies, shall exceed Five Hundred Thousand Dollars ($500,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider).
Section 8.9. Material Adverse Change. There shall have occurred any condition or event that Lender determines has or is reasonably likely to have a Material Adverse Effect.
Section 8.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of Lender, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and Borrowers have or the appropriate Credit Party has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to Collateral in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).
Section 8.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of Lender, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

Section 8.12. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator; agent or other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such a petition; (g) have an involuntary proceeding filed against it and the same shall not be controverted within ten (10) days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.
ARTICLE IX. REMEDIES UPON DEFAULT
Notwithstanding any contrary provision or inference herein or elsewhere:
Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof shall occur, Lender shall have the right, in its discretion, to give written notice to Borrowers to:
(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligation of Lender to make any further Loan or to issue any Letter of Credit immediately shall be terminated; and/or
(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.12 hereof shall occur:
(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and Lender thereafter shall not be under any obligation to grant any further Loan or to issue any Letter of Credit; and
(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.
Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, Borrowers shall immediately deposit with Lender, as security for the obligations of Borrowers to reimburse Lender for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Lender is hereby authorized, at its option, to deduct any and all such amounts from any deposit balances then owing by Lender (or any affiliate of Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of Borrowers to reimburse Lender for any then outstanding Letters of Credit.
Section 9.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by any Borrower to Lender, whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by Lender (including, without limitation, by branches and agencies or any affiliate of Lender, wherever located) to or for the credit or account of any Borrower or Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.

Section 9.5. Collateral. Lender shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing, or otherwise provided in law or equity. Upon the occurrence of an Event of Default and at all times thereafter, Lender may require Borrowers to assemble the Collateral, which each Borrower agrees to do, and make it available to Lender at a reasonably convenient place to be designated by Lender. Lender may, with or without notice to or demand upon such Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Borrower personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as Lender may deem advisable, Lender, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to any Borrower or to any other Person in the case of any sale of Collateral that Lender determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Lender shall give Borrowers not fewer than ten days’ prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Lender may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Lender may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Lender, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrowers, and each Borrower shall remain liable for any deficiency. In addition, Lender shall at all times have the right to obtain new appraisals of any Borrower or the Collateral, the cost of which shall be paid by Borrowers.
Section 9.6. Other Remedies. The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which Lender may be entitled.
ARTICLE X. MISCELLANEOUS
Section 10.1. No Waiver; Cumulative Remedies; Relationship of Parties. No omission or course of dealing on the part of Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise. Nothing contained in this Agreement and no action taken by Lender pursuant hereto shall be deemed to constitute Borrowers and Lender a partnership, association, joint venture or other entity. The relationship between Borrowers and Lender with respect to the Loan Documents is and shall be solely that of debtor and creditor, respectively, and Lender shall have no fiduciary obligation toward any Borrower with respect to any such documents or the transactions contemplated thereby.
Section 10.2. Amendments, Waivers and Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by all requisite parties under this Agreement and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.3. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, or if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, electronic mail or sent by facsimile with telephonic confirmation of receipt (with respect to electronic mail and facsimile), if received during a Business Day, otherwise the following Business Day. All notices hereunder shall not be effective until received. For purposes of Article II hereof, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an Authorized Officer and Borrowers shall hold Lender harmless from any loss, cost or expense resulting from any such reliance.
Section 10.4. Costs, Expenses and Taxes. Borrowers agree to pay on demand all reasonable costs and expenses of Lender, and all Related Expenses, including but not limited to (a) administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Lender in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrowers also agree to pay on demand all Related Expenses, including reasonable attorneys’ fees and expenses, in connection with any restructuring, amendment, or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrowers shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 10.4 shall survive any termination of this Agreement.

Section 10.5. Indemnification. Each Borrower agrees to defend, indemnify and hold harmless Lender (and its affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees), or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Lender in connection with any investigative, administrative or judicial proceeding (whether or not Lender shall be designated a party thereto) or any other claim by any Person relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that Lender shall not have the right to be indemnified under this Section 10.5. for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction). All obligations provided for in this Section 10.5. shall survive any termination of this Agreement.
Section 10.6. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
Section 10.7. Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower and Lender and thereafter shall be binding upon and inure to the benefit of Borrowers and Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.
Section 10.8. Patriot Act Notice. Lender hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the Patriot Act.
Section 10.9. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
Section 10.10. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
Section 10.11. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.12. Confidentiality. Lender shall hold all Confidential Information in accordance with the customary procedures of Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (which information shall be provided under a notice of confidentiality); (b) to the parent corporation or corporations of Lender (or any affiliate of any of the foregoing), and to its respective auditors and attorneys, and any other advisors or consultants with a need to know; and (c) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Lender, as applicable, shall notify the chief financial officer of Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, Lender, Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to Lender, Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of Lender to comply with the provisions of this Section 10.12 shall not relieve any Borrower of any of the obligations to Lender under this Agreement and the other Loan Documents.
Section 10.13. Governing Law; Submission to Jurisdiction.
(a) Governing Law. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers and Lender shall be governed by Ohio law, without regard to principles of conflicts of laws.
(b) Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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11450100.15

Section 10.14. JURY TRIAL WAIVER. EACH BORROWER AND LENDER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS AND LENDER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement in Cleveland, Ohio as of the date first set forth above.

Address:	200 Public Square, Suite 1500 Cleveland, Ohio 44114-2301	HAWK CORPORATION
	Attn: Vice President — CFO	By:	/s/ Joseph J. Levanduski
Joseph J. Levanduski Vice President and Chief Financial Officer

Address:	200 Public Square, Suite 1500 Cleveland, Ohio 44114-2301	FRICTION PRODUCTS CO.
	Attn: Vice President — CFO	By:	/s/ Joseph J. Levanduski
Joseph J. Levanduski Vice President and Chief Financial Officer

Address:	200 Public Square, Suite 1500 Cleveland, Ohio 44114-2301	LOGAN METAL STAMPINGS, INC.
	Attn: Vice President — CFO	By:	/s/ Joseph J. Levanduski
Joseph J. Levanduski Vice President and Chief Financial Officer

Address:	200 Public Square, Suite 1500 Cleveland, Ohio 44114-2301	S.K. WELLMAN CORP.
	Attn: Vice President — CFO	By:	/s/ Joseph J. Levanduski
Joseph J. Levanduski Vice President and Chief Financial Officer
Signature Page
1 of 2 of the Credit and Security Agreement

Address:	200 Public Square, Suite 1500 Cleveland, Ohio 44114-2301	S.K. WELLMAN HOLDINGS, INC.
	Attn: Vice President — CFO	By:	/s/ Joseph J. Levanduski
Joseph J. Levanduski Vice President and Chief Financial Officer

Address:	200 Public Square, Suite 1500 Cleveland, Ohio 44114-2301	WELLMAN PRODUCTS GROUP, INC.
	Attn: Vice President — CFO	By:	/s/ Joseph J. Levanduski
Joseph J. Levanduski Vice President and Chief Financial Officer

Address:	200 Public Square, Suite 1500 Cleveland, Ohio 44114-2301	WELLMAN PRODUCTS, LLC
	Attn: Vice President — CFO	By:	Wellman Products Group, Inc., its sole member

		By:	/s/ Joseph J. Levanduski Joseph J. Levanduski Vice President and Chief Financial Officer

Address:	127 Public Square Cleveland, Ohio 44114	KEYBANK NATIONAL ASSOCIATION
	Attention: Asset Based Lending	By:	/s/ Paul A. Taubeneck
Paul A. Taubeneck Vice President
Signature Page
2 of 2 of the Credit and Security Agreement

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$30,000,000	Cleveland, Ohio
June 12, 2009
FOR VALUE RECEIVED, the undersigned, HAWK CORPORATION, a Delaware corporation, FRICTION PRODUCTS CO., an Ohio corporation, LOGAN METAL STAMPINGS, INC., an Ohio corporation, S.K. WELLMAN CORP., a Delaware corporation, S.K. WELLMAN HOLDINGS, INC., a Delaware corporation, WELLMAN PRODUCTS GROUP, INC., an Ohio corporation, and WELLMAN PRODUCTS, LLC, an Ohio limited liability company (collectively, “Borrowers”, and individually, each a “Borrower”), jointly and severally, promise to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of KEYBANK NATIONAL ASSOCIATION (“Lender”), at its main office at 127 Public Square, Cleveland, Ohio 44114, or at such other place as Lender shall designate, the principal sum of

THIRTY MILLION AND 00/100	DOLLARS
or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Borrowers pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.
As used herein, “Credit Agreement” means the Credit and Security Agreement dated as of June 12, 2009, between Borrowers and Lender, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
Borrowers also promise to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.
The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.
This Note is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
Except as expressly provided in the Credit Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
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JURY TRIAL WAIVER. EACH BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS AND LENDER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

HAWK CORPORATION		FRICTION PRODUCTS CO.

By:		By:
	Joseph J. Levanduski Vice President and Chief Financial Officer		Joseph J. Levanduski Vice President and Chief Financial Officer

WELLMAN PRODUCTS GROUP, INC.		LOGAN METAL STAMPINGS, INC.

By:		By:

	Joseph J. Levanduski Vice President and Chief Financial Officer		Joseph J. Levanduski Vice President and Chief Financial Officer

S.K. WELLMAN CORP.		S.K. WELLMAN HOLDINGS, INC.

By:		By:

	Joseph J. Levanduski Vice President and Chief Financial Officer		Joseph J. Levanduski Vice President and Chief Financial Officer

WELLMAN PRODUCTS, LLC

		By:	Wellman Products Group, Inc., its sole member

By:

Joseph J. Levanduski Vice President and Chief Financial Officer

EXHIBIT B
FORM OF
BORROWING BASE CERTIFICATE

EXHIBIT C
FORM OF
NOTICE OF LOAN
                                        , 20____
KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Asset Based Lending
Ladies and Gentlemen:
The undersigned, HAWK CORPORATION, (“Administrative Borrower”) refers to the Credit and Security Agreement, dated as of June 12, 2009 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned and KEYBANK NATIONAL ASSOCIATION, and hereby gives you notice, pursuant to Section 2.2(b) of the Credit Agreement that Borrowers hereby request a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:
(a)	The Borrower requesting the Proposed Loan is .

(b)	The Business Day of the Proposed Loan is , 20_____.
(c)	The amount of the Proposed Loan is $ .

(d)	The Proposed Loan is to be a Base Rate Loan _____ / Eurodollar Loan _____. (Check one.)

(e)	If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month _____, two months _____, three months _____, six months _____. (Check one.)
The undersigned hereby certifies on behalf of Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:
(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;
(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

HAWK CORPORATION
By:
Name:
Title:

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE
For Fiscal Quarter ended
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1) I am the duly elected [President] [Chief Financial Officer] [Vice-President — Finance] of HAWK CORPORATION, a Delaware corporation (“Borrower”, and together with FRICTION PRODUCTS CO., an Ohio corporation, LOGAN METAL STAMPINGS, INC., an Ohio corporation, S.K. WELLMAN CORP., a Delaware corporation, S.K. WELLMAN HOLDINGS, INC., a Delaware corporation, WELLMAN PRODUCTS GROUP, INC., an Ohio corporation, and WELLMAN PRODUCTS, LLC, an Ohio limited liability company, collectively, “Borrowers”);
(2) I am familiar with the terms of that certain Credit and Security Agreement, dated as of June 12, 2009, between Borrowers and KEYBANK NATIONAL ASSOCIATION (“Lender”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;
(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;
(4) The representations and warranties made by Borrowers contained in each Loan Document are true in all material respects as though made on and as of the date hereof, except to the extent that any thereof expressly relate to an earlier date; and
(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Sections 5.7 and 5.20 of the Credit Agreement, and the calculations required by Section 5.3(n) of the Credit Agreement, which calculations show compliance with the terms thereof.
IN WITNESS WHEREOF, I have signed this certificate the  _____  day of                     , 20  _____.

HAWK CORPORATION
By:
Name:
Title: